Filed Pursuant to Rule 433
Final Term Sheet
October 12, 2011
Relating to Preliminary Prospectus Supplement
dated October 12, 2011
Registration Statement No. 333-165156
Time Warner Inc.
$500,000,000 4.00% Notes due 2022
$500,000,000 5.375% Debentures due 2041

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc.
	Home Box Office, Inc.
	Turner Broadcasting System, Inc.
Securities:	$500,000,000 4.00% Notes due 2022 (the “2022 Notes”)
	$500,000,000 5.375% Debentures due 2041 (the “2041 Debentures”)
Size:	2022 Notes	$500,000,000
	2041 Debentures	$500,000,000
Maturity Dates:	2022 Notes	January 15, 2022
	2041 Debentures	October 15, 2041
Coupon:	2022 Notes	4.00%
	2041 Debentures	5.375%
Interest Payment Dates:	2022 Notes	January 15 and July 15, commencing January 15, 2012
	2041 Debentures	April 15 and October 15, commencing April 15, 2012
Price to Public:	2022 Notes	98.297%
	2041 Debentures	99.366%
Benchmark Treasury:	2022 Notes	2.125% due August 15, 2021
	2041 Debentures	4.375% due May 15, 2041
Benchmark Treasury Yield:	2022 Notes	2.207%
	2041 Debentures	3.168%
Spread to Benchmark Treasury:	2022 Notes	Plus 200 bps
	2041 Debentures	Plus 225 bps
Yield:	2022 Notes	4.207%
	2041 Debentures	5.418%

Make-Whole Call:	2022 Notes	Treasury Rate plus 30 bps
	2041 Debentures	Treasury Rate plus 35 bps
Expected Settlement Date:	October 17, 2011 (T+3)
Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000
CUSIP/ISIN:	2022 Notes	887317 AN5 / US887317AN50
	2041 Debentures	887317 AM7 / US887317AM77
Ratings:	2022 Notes	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch Ratings
	2041 Debentures	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch Ratings
Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
UBS Securities LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
SMBC Nikko Capital Markets Limited
Senior Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Muriel Siebert & Co., Inc.
RBS Securities Inc.
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407, Goldman, Sachs & Co. toll free at (866) 471-2526, J.P. Morgan Securities LLC at (212) 834-4533 and UBS Securities LLC toll free at (877) 827-6444 ext. 561 3884.